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                                 EXHIBIT 99.1


Contacts:  Daniel J. Thomas                 Thomas E. Kiraly
           President and                    Executive Vice President and
           Chief Executive Officer          Chief Financial Officer
           (781) 906-5102                   (972) 364-8217


                        CONCENTRA OPERATING CORPORATION
       ANNOUNCES AMENDMENTS TO ITS $475 MILLION SENIOR CREDIT FACILITIES

     BOSTON, Mass. (March 21, 2000) - Concentra Operating Corporation ("Concentra") today announced that lenders participating in the Company's $475 million senior secured credit facilities have agreed to amend certain financial covenants in the underlying loan documents. As a part of this amendment, the Company's lenders have adjusted the financial ratios to provide Concentra with additional flexibility to operate and grow its business. These amendments to the Company's senior credit facilities will modify existing leverage ratio requirements through 2002 and interest coverage requirements through 2003. Concentra sought changes to these covenants to bring them more in line with the Company's current operating trends and prevailing interest rates.

     Concentra Operating Corporation is the successor to and a wholly owned subsidiary of Concentra Managed Care, Inc. Concentra is the leading provider and comprehensive outsource solution for cost containment and fully integrated care management in the occupational, auto, and group healthcare markets. Concentra offers prospective and retrospective services to employers and insurers of all sizes, providing pre-employment testing, loss prevention services, first report of loss, injury care, specialist networks and specialized cost containment to the disability and automobile injury markets. Currently, the Company operates the nation's largest network of occupational healthcare facilities, with 214 centers located in 63 markets in 32 states. The Company has approximately 1,050 field case managers who provide medical management and return to work services in 50 states, the District of Columbia, and Canada.

     This press release contains certain forward-looking statements, which the Company is making in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and that the Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the potential adverse impact of governmental regulation on the Company's operations, completion of the Company's annual audit, interruption in its data processing capabilities, operational financing and strategic risks related to the Company's growth strategy, possible fluctuations in quarterly and annual operations, and possible legal liability for adverse medical consequences, competitive pressures, adverse changes in market conditions for the Company's services, and dependence on key management personnel. Additional factors include those described in the Company's filings with the Securities and Exchange Commission.

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